Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up To 800,000 Shares of Common Stock
of
TS&W / CLAYMORE TAX-ADVANTAGED
BALANCED FUND
at
94.5% of Net Asset Value Per Share
by
Western Investment LLC
Western Investment Hedged Partners L.P.
Western Investment Total Return Partners L.P.
Western Investment Activism Partners LLC and
Western Investment Total Return Fund Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON APRIL 29, 2011, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 4, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as may be supplemented or amended from time to time, constitute the “Offer”), in connection with the offer by Western Investment LLC, a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership, Western Investment Total Return Partners L.P., a Delaware limited partnership, Western Investment Activism Partners LLC, a Delaware limited liability company, and Western Investment Total Return Fund Ltd., a Cayman Islands corporation (collectively, the “Western Funds”), to purchase up to 800,000 of the outstanding shares of common stock, par value $0.01 (the “Shares”), of  TS&W / Claymore Tax-Advantaged Balanced Fund, a Delaware statutory trust (“TYW”), at a price equal to 94.5% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date, net to the seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, upon the terms and subject to the conditions of the Offer.

Through this offer, the Western Funds intend to increase their voting power with the objective of enhancing the value of the Shares.

We are the holder of record of Shares for your account.  A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.  The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1.           The offer price is a price equal to 94.5% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date, net to the seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon.

2.           The Offer is being made for up to 800,000 Shares.

3.           The Offer and withdrawal rights expire at Midnight (on minute after 11:59 p.m.), New York City time, on April 29, 2011, unless the Offer is extended.

4.           The Offer is conditioned upon the absence of, among other things, (a) certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (b) the existence of a competing tender offer, (c) a material change with respect to TYW’s or the Western Funds’ financial condition, (d) certain changes in the financial markets, (e) TYW having taken or authorized any action that, in the reasonable judgment of the Western Funds, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures and (f) the Western Funds’ agreement with TYW to terminate the Offer.  Furthermore, the Western Funds are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in TYW or its business.  TYW is also subject to the other conditions as set forth in the Offer to Purchase.  See the Introduction and Sections 11 and 14 of the Offer to Purchase.

5.           Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof.  An envelope to return your instructions to us is enclosed.  If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof.  Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

The Western Funds are not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute.  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
Up To 800,000 Shares of Common Stock
of
TS&W / CLAYMORE TAX-ADVANTAGED
BALANCED FUND
at
94.5% of Net Asset Value Per Share
by
Western Investment LLC
Western Investment Hedged Partners L.P.
Western Investment Total Return Partners L.P.
Western Investment Activism Partners LLC and
Western Investment Total Return Fund Ltd.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated April 4, 2011, and the related Letter of Transmittal (which together, as may be supplemented or amended from time to time, constitute the “Offer”), in connection with the offer by Western Investment LLC, a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership, Western Investment Total Return Partners L.P., a Delaware limited partnership, Western Investment Activism Partners LLC, a Delaware limited liability company, and Western Investment Total Return Fund Ltd., a Cayman Islands corporation, to purchase up to 800,000 of the outstanding shares of common stock, par value $0.01 (the “Shares”) of TS&W / Claymore Tax-Advantaged Balanced Fund, a Delaware statutory trust, at a price equal 94.5% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date, net to the seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, upon the terms and subject to the conditions of the Offer.

This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

Shares

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:                       __________, 2011

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):